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                                                                  EXHIBIT 2.1B



February 26, 1999

ACG Inc.
23/F Citicorp Centre
18 Whitfield Road
Causeway Bay, Hong Kong
Attention:  Kevin Randolph

Dear Kevin:

Reference is made to that certain Asset Purchase Agreement, dated as of February 10, 1999, by and between Conrad ISP, Inc. and ACG, Inc. Capitalized terms used but not defined herein shall have the meanings given to them in the Asset Purchase Agreement. This letter is written to amend the Asset Purchase Agreement as contemplated by Section 6.10 thereof, which provides that if the Wong Release cannot be obtained prior to Closing, the Seller and Purchaser shall amend the Asset Purchase Agreement to establish an additional cash purchase price holdback, and to effect certain other actions.

Therefore, pursuant to Sections 6.10 and 10.11 of the Asset Purchase Agreement, Seller and Purchaser hereby agree as follows:

1. Section 1.2 of the Asset Purchase Agreement is hereby amended so that it reads in full as follows:

   "1.2 PURCHASE PRICE. As consideration for the sale of the Purchased Assets to Purchaser, Purchaser shall at the Closing:

                           (a) pay to the Seller US $3,000,000 by wire transfer
to an account specified by Seller;

                           (b) pay US $800,000.00 (the "Holdback Funds"), by
wire transfer at the Closing to an account at Norwest Bank to be held until released pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit C;

                           (c) pay US $200,000.00 (the "Special Holdback
Funds"), by wire transfer at the Closing to an account at Norwest Bank to be held until released pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit C; and

                           (d) issue to Seller's designees an aggregate of
1,250,000 shares of Series A Preferred Stock of Purchaser (the "Conrad ISP Shares").

         In the event that Seller desires the Conrad ISP Shares to be issued in its name, the Seller acknowledges and agrees that such issuance shall be conditioned upon receipt by Purchaser of a Stockholder Representation Statement executed by Seller."

2. A new Section 9.4, reading in full as follows, is hereby added to the Asset Purchase Agreement:


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         "9.4 SPECIAL HOLDBACK FUNDS. Notwithstanding anything in this Agreement to the contrary, Seller shall hold harmless and indemnify the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with, the Seller Group's relationship with Philip Wong prior to the Closing Date. The Special Holdback Funds shall be held in escrow pursuant to the terms of the Escrow Agreement as collateral to satisfy any of the Seller Group's indemnification obligations to the Purchaser Indemnitees pursuant to the foregoing sentence. To the extent such funds have not been previously released pursuant to the Escrow Agreement, or remain subject to a Claim under the Escrow Agreement, Purchaser shall take such action as may be necessary to cause the Special Holdback Funds, including any interest thereon to be released to Seller upon the earlier to occur of (i) Purchaser's receipt of the Wong Release and (ii) one year from the Closing Date. The Escrow Agreement shall be in the form attached hereto as a revised Exhibit C."

3. A new Section 10.2(b), which reads in full as follows, is hereby added to the Asset Purchase Agreement:

         "(b) Purchaser hereby agrees to reimburse Seller and ACGL for any fees and expenses directly incurred by such parties in connection with the liquidation and dissolution of Seller and ACGL, up to a maximum of US$50,000; provided, that such reimbursement obligation shall be conditioned upon Purchaser's receipt of detailed invoices identifying such fees and expenses. In no event will Purchaser be responsible for any fees or expenses incurred in connection with the transactions contemplated by this Agreement."

4. Purchaser and Seller hereby acknowledge and agree that ACGL shall be a third party beneficiary of the rights under Section 9.3(b). ACGL, by signing this letter amendment, hereby approves the Asset Purchase Agreement, this letter amendment and the transactions contemplated hereby and thereby.


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         Please acknowledge your agreement to the foregoing by signing in the space provided below.

                                       CONRAD ISP, INC.
                                       a Delaware corporation

                                       By: /s/ BRADLEY A. FELD
                                           -------------------
                                       Title:
                                              ----------------

ACG INC.,
a British Virgin Islands  corporation


By: /s/ KEVIN H. RANDOLPH
    ---------------------
Name: Kevin H. Randolph
      -------------------
      President & CEO
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ASIA COMMUNICATIONS GLOBAL LIMITED,
a Bermuda corporation

By: /s/ KEVIN H. RANDOLPH
    ---------------------
Name: Kevin H. Randolph
      -------------------
      President & CEO
      -------------------